SCHEDULE A

                        To the Fund Accounting Agreement
                         between The Victory Portfolios
                          and BISYS Fund Services, Inc.
                            Dated as of June 1, 1999

1.      Balanced Fund
2.      Convertible Securities Fund
3.      Diversified Stock Fund
4.      Growth Fund
5.      Equity Income Fund
6.      Established Value Fund
7.      Federal Money Market Fund
8.      Financial Reserves Fund
9.      Fund for Income
10.     Gradison Government Reserves Fund
11.     Institutional Money Market Fund
12.     Intermediate Income Fund
13.     International Growth Fund
14.     Investment Quality Bond Fund
15.     LifeChoice Conservative Investor Fund
16.     LifeChoice Growth Investor Fund
17.     LifeChoice Moderate Investor Fund
18.     Limited Term Income Fund
19.     Maine Municipal Bond Fund (Intermediate)
20.     Maine Municipal Bond Fund (Short-Intermediate)
21.     Michigan Municipal Bond Fund
22.     Nasdaq-100 Index Fund
23.     National Municipal Bond Fund
24.     National Municipal Bond Fund (Long)
25.     National Municipal Bond Fund (Short-Intermediate)
26.     New York Tax-Free Fund
27.     Ohio Municipal Bond Fund
28.     Ohio Municipal Money Market Fund
29.     Prime Obligations Fund
30.     Real Estate Investment Fund
31.     Small Company Opportunity Fund
32.     Special Value Fund
33.     Stock Index Fund
34.     Tax-Free Money Market Fund
35.     U.S. Government Obligations Fund
36.     Value Fund

Amended as of September 30, 2000.